As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-232530

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

salesforce.com, inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

TABLEAU SOFTWARE, INC. 2004 EQUITY INCENTIVE PLAN

SALESFORCE TABLEAU EQUITY PLAN (FORMERLY NAMED THE TABLEAU SOFTWARE, INC.

2013 EQUITY INCENTIVE PLAN)

(Full title of the Plans)

Amy E. Weaver, Esq. President, Legal and Corporate Affairs, General Counsel and Secretary salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105	Copies to: Andrew J. Nussbaum, Esq. Edward J. Lee, Esq. Raaj S. Narayan, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

(Name and Address of Agent for Service)

(415) 901-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share:
- Outstanding options under the Salesforce Tableau Equity Plan	118,954	N/A	N/A	N/A
- Outstanding options under the Tableau Software, Inc. 2004 Equity Incentive Plan	877,140	N/A	N/A	N/A
- Outstanding restricted stock units under the Salesforce Tableau Equity Plan	8,593,707	N/A	N/A	N/A
- Shares available for future issuance under the Salesforce Tableau Equity Plan	3,000,000	N/A	N/A	N/A
TOTAL	12,589,801	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock (“Salesforce Common Stock”), par value $0.001 per share, of salesforce.com, inc. (“Salesforce”) that become issuable under the Tableau Software, Inc. 2004 Equity Incentive Plan and Salesforce Tableau Equity Plan (collectively, the “Tableau Plans”) by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Salesforce’s outstanding shares of Salesforce Common Stock.

(2)

All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of Salesforce’s original registration statement on Form S-4 (File No. 333-232530), and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on July 3, 2019 and July 23, 2019, respectively, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

salesforce.com, inc. (“Salesforce” or the “Company”) hereby amends its registration statement on Form S-4 (File No. 333-232530) filed with the Securities and Exchange Commission (the “Commission”) on July 3, 2019, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on July 23, 2019 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on July 25, 2019, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

The Company filed the Form S-4 in connection with the offer by Sausalito Acquisition Corp., an indirect wholly owned subsidiary of Salesforce (the “Offeror”), to exchange for each outstanding share of Class A common stock of Tableau Software, Inc., a Delaware corporation (“Tableau”), par value $0.0001 per share (“Tableau Class A common stock”), and Class B common stock of Tableau, par value $0.0001 per share (“Tableau Class B common stock,” and together with “Tableau Class A common stock,” “Tableau common stock”), validly tendered and not validly withdrawn in the offer, 1.103 shares of Salesforce common stock, par value $0.001 per share (“Salesforce common stock”), together with cash in lieu of any fractional shares of Salesforce common stock, without interest and subject to reduction for applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures set forth in the prospectus/offer to exchange, dated July 3, 2019, and in the related letter of transmittal, together with any amendments or supplements thereto, the “Offer”) and the subsequent merger of the Offeror with and into Tableau (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of June 9, 2019 (the “Agreement and Plan of Merger”), among Salesforce, the Offeror and Tableau. Pursuant to the Agreement and Plan of Merger, effective as of August 1, 2019, the Offeror merged with and into Tableau, with Tableau surviving the Merger as a wholly owned subsidiary of Salesforce.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment to register on Form S-8 12,589,801 shares of Salesforce common stock previously registered pursuant to the Form S-4, pursuant to Salesforce’s assumption of the Tableau Software, Inc. 2013 Equity Incentive Plan (which Salesforce has amended and renamed the Salesforce Tableau Equity Plan) and the Tableau Software, Inc. 2004 Equity Incentive Plan, each as amended to date (together, the “Tableau Plans”) and outstanding awards thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105, (415) 901-7000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1. The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019, filed with the Commission on March 8, 2019;

2. The information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January  31, 2019 from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 25, 2019, as supplemented by the Proxy Supplement on Schedule DEFA14A, filed with the SEC on May 29, 2019;

3. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2019, filed with the Commission on June 5, 2019;

4. The Company’s Current Reports on Form 8-K filed with the Commission on March 28, 2019, June 7, 2019, June 10, 2019, June 10, 2019 (as amended on June 12, 2019) and August 1, 2019;

5. The description of the Salesforce Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 21, 2004, including any amendment or report filed for the purpose of updating such description (No. 001-32224).

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders as described above and is not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, the Company may file or furnish with the SEC, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware allows for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower the Company to enter into indemnification agreements with its directors and officers and require it to purchase insurance to the extent reasonably available on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of salesforce.com, inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 7, 2019).

4.2	Amended and Restated Bylaws of salesforce.com, inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 7, 2019).

4.3*	Tableau Software, Inc. 2004 Incentive Plan.

4.4*	Salesforce Tableau Equity Incentive Plan.

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).

24.1	Power of Attorney (previously filed as an exhibit to the original registration statement on Form S-4, filed on July 3, 2019, to which this is an amendment).

*	Filed herewith.

Item 9.	Undertakings.

1. The undersigned Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 1st day of August, 2019.

SALESFORCE.COM, INC.

By:	/s/ Mark J. Hawkins
Name:	Mark J. Hawkins
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on August 1, 2019.

Signature	Title

*	Chairman of the Board of Directors
Marc Benioff	and Co-Chief Executive Officer (Principal Executive Officer)

*	Director, Co-Chief Executive Officer
Keith Block	(Principal Executive Officer)

/s/ Mark J. Hawkins	President and Chief Financial Officer
Mark J. Hawkins	(Principal Financial Officer)

*	Executive Vice President,
Joe Allanson	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)

*	Director
Craig Conway

*	Director, Co-Founder and Chief Technology Officer
Parker Harris

*	Director
Alan Hassenfeld

*	Director
Neelie Kroes

*	Director
Colin Powell

*	Director
Sanford R. Robertson

Signature	Title

*	Director
John V. Roos

*	Director
Bernard J. Tyson

*	Director
Robin L. Washington

*	Director
Maynard Webb

*	Director
Susan Wojcicki

/s/ Mark J. Hawkins
Mark J. Hawkins, Attorney-in-Fact